ZALICUS

ZALICUS’ Z160 RECEIVES ORPHAN DRUG DESIGNATION FOR THE MANAGEMENT OF POSTHERPETIC NEURALGIA

CAMBRIDGE, Mass. – September 27, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that Z160, its first-in-class, oral, state-dependent, selective N-type calcium channel (Cav 2.2) modulator in development for chronic neuropathic pain has received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the management of postherpetic neuralgia. Postherpetic neuralgia (PHN) is a painful neuropathic condition resulting from an outbreak of the herpes zoster virus, otherwise known as shingles.

Zalicus announced it had completed patient enrollment in two Phase 2 clinical studies of Z160 for chronic neuropathic pain indications including postherpetic neuralgia and lumbosacral radiculopathy on September 3, 2013. Top-line results of both studies are expected in the fourth quarter of 2013.

"The FDA’s designation of Z160 as having orphan drug status is an important milestone for Zalicus as we continue the clinical development work required for potential FDA approval of Z160," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We look forward to evaluating and reporting the activity of Z160 in chronic neuropathic pain indications later this year, including postherpetic neuralgia and lumbosacral radiculopathy.”

Orphan drug designation is granted by the FDA Office of Orphan Drug Products to novel drugs or biologics that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S. The designation provides the drug developer with a seven-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy, or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication, as well as with potential tax credits for clinical research costs, the potential to apply for annual grant funding, clinical research trial design assistance and waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

About Z160

Zalicus is currently advancing Z160, a first-in-class, oral, state-dependent, selective N-type calcium channel (Cav 2.2) modulator, through Phase 2 clinical development in chronic neuropathic pain. Z160 is designed to selectively target neuronal pain signaling by modulating neurons that are undergoing high-frequency firing. Z160 has demonstrated efficacy in multiple animal models of neuropathic and inflammatory pain, suggesting that it has the potential to treat a broad range of chronic pain conditions. Additionally, clinical trials in over 200 subjects have established Z160 as a safe and well tolerated drug candidate. N-type calcium channels have been recognized as key targets in controlling pain because of their key role in transmitting pain through the spinal nerves to the brain.

About Zalicus

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z160, its potential and the plans for its clinical development, its status as a designated orphan drug, the Zalicus selective Ion channel modulation technology and related preclinical product candidates and Zalicus’ other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Z160, the ability of Zalicus to initiate and successfully complete clinical trials of its product candidates, the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com